UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 1, 2019
Date of Report (date of earliest event reported)

POLARIS INC.
(Exact name of registrant as specified in its charter)

Minnesota			1-11411	41-1790959
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55	Medina	Minnesota		55340
(Address of Principal Executive Offices)				(Zip Code)
(763) 542-0500
Registrant's telephone number, including area code

Polaris Industries Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

Second Amended and Restated Polaris Acceptance Joint Venture Agreement

On August 1, 2019, Polaris Inc., a Minnesota corporation (the “Company”) and Wells Fargo Commercial Distribution Finance, LLC (“CDF”), entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Joint Venture Agreement”). The Second Amended and Restated Joint Venture Agreement amends and restates in its entirety that certain Amended and Restated Joint Venture Agreement dated as of February 28, 2011, as amended (the “Prior Agreement”).

The joint venture will continue to be conducted through Polaris Acceptance, an Illinois general partnership (“Polaris Acceptance”), established between the Company’s direct subsidiary, Polaris Acceptance Inc., and CDF’s direct subsidiary, CDF Joint Ventures, LLC. (collectively the “Partners”). Each of the Partners continues to hold a 50% partnership interest in Polaris Acceptance.

As with the Prior Agreement, under the Second Amended and Restated Joint Venture Agreement, Polaris Acceptance will provide commercial inventory financing for (i) sales of certain products manufactured or distributed by the Company or any of its affiliates to dealers and distributors in the United States; (ii) domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than the Company or its affiliates to dealers and distributors of the Company or its affiliates; (iii) domestic purchases (or trade-ins) of used products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris and/or any of their affiliates and (iv) such other businesses in such other geographic areas as the parties may subsequently agree; provided, that the Polaris Acceptance’s management committee, as to clauses (ii) - (iv), has unanimously approved the financing of such sales or other businesses.

The Second Amended and Restated Joint Venture Agreement reflects the extension of the term of the partnership until February 28, 2027, which may be extended for additional five-year terms, upon proper notice and agreement of the partners. As with the Prior Agreement, the term of the partnership is subject to unlimited automatic one-year extensions, unless proper notice is given by one partner to the other of its intention not to extend the then current term. The Second Amended and Restated Joint Venture Agreement also contains customary representations, warranties, and other agreements by the parties, including confidentiality obligations and indemnification rights and obligations, that are unchanged in any material respect from those contained in the Prior Agreement.

The Company will continue to account for its investment in Polaris Acceptance under the equity method of accounting.

Third Amended and Restated Polaris Acceptance Partnership Agreement

On August 1, 2019, and in connection with the Second Amended and Restated Joint Venture Agreement, the Partners entered into the Third Amended and Restated Partnership Agreement (the “Third Amended and Restated Partnership Agreement”).

The Third Amended and Restated Partnership Agreement amends and restates in its entirety the Second Amended and Restated Partnership Agreement dated as of June 1, 2014, as amended (the “Prior Partnership Agreement”). As with the Prior Partnership Agreement, the Third Amended and Restated Partnership Agreement provides for the ownership and operation of the Polaris Acceptance commercial finance business and related finance businesses supporting (i) sales of certain products manufactured or distributed by the Company or any of its affiliates to dealers and distributors in the United States; (ii) domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than the Company or its affiliates to dealers and distributors of the Company or its affiliates; (iii) domestic purchases (or trade-ins) of used products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris and/or any of their affiliates (iv) such other businesses in such other geographic areas as the parties may subsequently agree; provided, that Polaris Acceptance’s management committee, as to clauses (ii) - (iv), has unanimously approved the financing of such sales or other businesses.
The foregoing descriptions of the Second Amended and Restated Joint Venture Agreement and the Third Amended and Restated Partnership Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of such documents, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit

10.1	Second Amended and Restated Joint Venture Agreement, dated as of August 1, 2019, by and between Polaris Inc. and Wells Fargo Commercial Distribution Finance, LLC.

10.2	Third Amended and Restated Partnership Agreement, dated as of August 1, 2019, by and among Polaris Acceptance Inc. and CDF Joint Ventures, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POLARIS INC. (Registrant)

Date:	August 7, 2019	/s/ Lucy Clark Dougherty
Lucy Clark Dougherty Senior Vice President — General Counsel and Secretary